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                      INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cheyenne Software, Inc. and Subsidiaries:

We consent to incorporation by reference in the Registration Statements (No. 33-26340 and No. 33-43328) on Form S-3 and Registration Statement (No. 33-74612 and 333-01665) on Form S-8/S-3 of Cheyenne Software, Inc. and subsidiaries of our report dated August 16, 1996, relating to the consolidated balance sheets of Cheyenne Software, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of Cheyenne Software, Inc. and subsidiaries.



                                    KPMG PEAT MARWICK LLP

Jericho, New York
September 24, 1996